Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2018 THIRD QUARTER RESULTS

•Q3 2018 GAAP diluted EPS was $0.91 compared to $0.76 in Q3 2017.

•Adjusted diluted EPS was $0.80 compared to Q3 2017 EPS of $0.71, an increase of 12.7% year over year.

•Q3 2018 sales of $540 million increased 10.0% compared to Q3 2017 (10.4% in constant currency).

•Free cash flow of $128 million year to date is $41 million higher compared to the same period in 2017.

See Table C for reconciliation of GAAP and non-GAAP net income and earnings per share. Free cash flow is operating cash flow less cash paid for capital expenditures.

Summary of Results from Operations
	Quarters Ended			Year to Date Ended
	September 30,			September 30,
(In millions, except per share data)	2018	2017	% Change	2018	2017	% Change

Net Sales	$540.5	$491.5	10.0%	$1,628.1	$1,461.6	11.4%
Net sales change in constant currency			10.4%			10.3%
Operating Income	96.5	89.1	8.3%	275.4	257.4	7.0%
Net Income	80.1	69.7	14.9%	210.5	195.9	7.5%
Diluted net income per common share	$0.91	$0.76	19.7%	$2.35	$2.13	10.3%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income	$96.5	$89.1	8.3%	$275.4	$257.4	7.0%
As a % of sales	17.9%	18.1%		16.9%	17.6%
Adjusted Net Income (table C)	70.5	65.5	7.6%	199.6	182.6	9.3%
Adjusted diluted net income per share	$0.80	$0.71	12.7%	$2.23	$1.98	12.6%

STAMFORD, Conn. October 22, 2018 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2018 results including net sales of $540.5 million and adjusted diluted EPS of $0.80.

Chairman, CEO and President Nick Stanage said: “We delivered another solid quarter including $0.80 of adjusted EPS, an increase of 12.7% compared to the third quarter of 2017. Our markets continue to strengthen with growth in all areas. Year to date, free cash flow is now $41 million higher than at the same time in 2017, continuing our strong cash generation transition. The Company continues to drive productivity and efficiency in all areas of the business to ensure consistently high performance. We remain committed to delivering our guidance for 2018 and have narrowed the ranges for revenue and EPS. Our focus continues to be driving innovation and operational excellence to position us for new programs and to deliver strong, sustainable financial results.”

Third Quarter 2018 Results

Sales of $540.5 million in the third quarter of 2018 were 10.0% higher (10.4% in constant currency) than the third quarter of 2017.

Commercial Aerospace

•

Commercial Aerospace sales of $373.1 million increased 5.8% (6.1% in constant currency) for the quarter compared to the third quarter of 2017. New commercial aircraft programs continue to grow including the A320neo and 737 MAX where the Company sees increases both in terms of build rates and higher shipset content.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, increased approximately 15% for the third quarter of 2018 as compared to 2017 results. Growth was driven by a number of Bombardier, Embraer and Dassault programs.

Space & Defense

•

Space & Defense sales of $90.4 million increased 9.3% (9.7% in constant currency) for the quarter as compared to the third quarter of 2017. Growth was broad-based across a number of military, rotorcraft and space programs.

Industrial

•	Total Industrial sales of $77.0 million in the third quarter were up 37.0% (38.2% in constant currency) compared to the third quarter of 2017.
•	Wind energy sales (the largest submarket in Industrial) are experiencing a period of substantial growth relative to 2017 as new generation composite blades are adopted.

Consolidated Operations

•

Gross margin for the third quarter was 26.5% compared to 27.6% in the prior year period. As previously reported at the end of the second quarter, the Company continued to experience headwinds related to acrylonitrile (AN) as an indirect result of increased oil prices, and wind energy resins related to pollution control measures taken in China. Gross margin for the third quarter included an increase in depreciation of $4.5 million compared to the third quarter of 2017.

•

Selling, general and administrative expenses for the third quarter were lower than the prior year period with the Company maintaining tight cost controls while, at the same time, growing revenue. R&T costs increased approximately 19% in constant currency as compared to the third quarter of 2017, as the Company continues to invest in advanced composite technology and innovation.

•

Adjusted operating income in the third quarter of 2018 was $96.5 million, or 17.9% of sales, compared to $89.1 million, or 18.1% of sales, in 2017. The impact of exchange rates in the third quarter of 2018 was a benefit of approximately 20 basis points.

Year-to-Date 2018 Results

Sales of $1,628.1 million for the nine months ended September 30, 2018 increased 10.3% in constant currency compared to the same period in 2017.

Commercial Aerospace (70% of YTD sales)

•

Commercial Aerospace sales of $1,139.6 million increased 8.4% in constant currency compared to the first nine months of 2017. Growth was driven by narrowbody build rate and shipset value  increases, the Airbus A350 and Boeing 787 programs.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased approximately 30% year to date, driven by higher business jet sales.

Space & Defense (17% of YTD sales)

•

Space & Defense sales of $272.2 million increased 8.6% in constant currency compared to the first nine months of 2017. Strong sales across a broad range of programs including the F-35 Joint Strike Fighter and various rotorcraft sales have driven the increase offsetting the previously announced Airbus A400M production rate reductions.

Industrial (13% of YTD sales)

•	Total Industrial sales of $216.3 million increased 24.0% in constant currency compared to the first nine months of 2017.
•	For the first nine months of 2018, wind energy sales increased approximately 50% in constant currency compared to last year related to the launch of a number of new turbine platforms.

Consolidated Operations

•

Gross margin for the first nine months of 2018 was 26.4% compared to 28.0% for the first nine months of 2017. Through the Company’s key business initiative of operational excellence, it was  able to partially mitigate the previously communicated headwinds which have impacted gross margin through the first nine months of the year including higher AN costs, wind energy resin prices and tariffs. The Company also has experienced the start-up costs of the new facility in France, which is now undergoing aerospace qualification to provide additional fiber capacity in 2019. Depreciation expense increased $14.5 million over the first nine months of 2017, reflecting continued capital investment for future expected growth.

•

Selling, general and administrative expenses for the first nine months of 2018 were approximately 5% lower in constant currency than the prior year as the Company maintained tight cost controls, while revenue increased just over 10% in constant currency during the period. Research and technology expenses for the first nine months of 2018 increased approximately 9% in constant currency compared to the same period in 2017, reflecting continued investment in innovative composite products and solutions to support customers and next-generation applications.

•

Adjusted operating income in the first nine months of 2018 was $275.4 million, or 16.9% of sales, compared to $257.4 million, or 17.6% of sales, in 2017. The year-over-year impact of exchange rates has had only a nominal impact on results.

Cash and other

•

The effective tax rate for the quarter was 9.1% compared to 16.5% in 2017, and year to date, the effective tax rate was 16.9% compared to 18.6% in 2017. The third quarter of 2018 included  discrete benefits from return to provision true-ups resulting from on-going updates and work related to U.S. tax reform and the release of a valuation allowance in one of the Company’s foreign jurisdictions. After nine months of operating under the new U.S. tax reform rules, the Company is also now reducing its underlying effective tax rate and this cumulative impact has been accounted for in the third quarter. Excluding the discrete tax benefits, the year-to-date effective tax rate was 21.3%. The expected underlying effective tax rate for the fourth quarter of 2018 is now 24%.

•

Free cash flow for the first nine months of 2018 was $128.2 million compared to $87.2 million in 2017. Working capital was a cash use of $64.6 million in the first nine months of 2018 as compared to a source of $4.6 million in the first nine months of 2017 primarily reflecting the growth in sales year over year. Performance on receivable collections continues to be strong. Cash used for capital expenditures was $150.2 million in the first nine months of 2018 compared to $221.3 million in the first nine months of 2017. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The Company used $102 million to repurchase shares of its common stock during the third quarter of 2018 and used $283 million for share repurchases in the first nine months of 2018. The remaining authorization under the share repurchase program at September 30, 2018 was $460 million.

•

As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share. The dividend will be payable to stockholders of record as of November 2, 2018, with a payment date of November 9, 2018.

2018 Guidance Update

•	Full year sales guidance of $2.14 billion to $2.20 billion (prior guidance was $2.10 billion to $2.20 billion).
•	Adjusted diluted earnings per share of $2.99 to $3.07 (previously $2.96 to $3.10).
•	Free cash flow greater than $230 million (unchanged).
•	Accrual basis capital expenditures of $170 million to $190 million (unchanged).

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The event will be webcast via the investor relations webpage at www.Hexcel.com. A replay of the call will be available on the investor relations page of the Hexcel website approximately two hours after the conclusion of the call. The event can also be accessed by dialing +1 (409) 350-3491. The conference ID is 3885169.

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Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2018 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations; and unforeseen vulnerability of our network and systems to interruptions or failures. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Year to Date Ended
	September 30,		September 30,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$540.5	$491.5	$1,628.1	$1,461.6
Cost of sales	397.5	355.9	1,197.7	1,052.0
Gross margin	143.0	135.6	430.4	409.6
% Gross Margin	26.5%	27.6%	26.4%	28.0%

Selling, general and administrative expenses	32.6	34.7	114.3	115.7
Research and technology expenses	13.9	11.8	40.7	36.5
Operating income	96.5	89.1	275.4	257.4

Interest expense, net	10.6	7.0	27.3	20.0
Income before income taxes, and equity in earnings of affiliated companies	85.9	82.1	248.1	237.4
Provision for income taxes	7.8	13.6	41.9	44.3
Income before equity in earnings of affiliated companies	78.1	68.5	206.2	193.1
Equity in earnings from affiliated companies	2.0	1.2	4.3	2.8
Net income	$80.1	$69.7	$210.5	$195.9

Basic net income per common share:	$0.92	$0.77	$2.37	$2.16

Diluted net income per common share:	$0.91	$0.76	$2.35	$2.13

Weighted-average common shares:
Basic	87.0	90.1	88.6	90.7
Diluted	88.1	91.4	89.7	92.1

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2018	2017
Assets
Cash and cash equivalents	$47.2	$60.1
Accounts receivable, net	270.3	248.7
Inventories, net	308.7	314.0
Contract assets	43.7	-
Prepaid expenses and other current assets	29.1	33.9
Total current assets	699.0	656.7

Property, plant and equipment	2,839.8	2,743.9
Less accumulated depreciation	(945.6)	(877.6)
Net property, plant and equipment	1,894.2	1,866.3

Goodwill and other intangible assets, net	144.6	148.7
Investments in affiliated companies	45.9	47.7
Other assets	62.8	61.5
Total assets	$2,846.5	$2,780.9

Liabilities and Stockholders' Equity
Liabilities:
Current portions of debt	$9.3	$4.3
Accounts payable	143.1	144.1
Accrued liabilities	118.5	113.7
Total current liabilities	270.9	262.1

Long-term debt	980.7	805.6
Other non-current liabilities	227.6	218.1
Total liabilities	$1,479.2	$1,285.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 108.5 shares issued at September 30, 2018 and 107.8 shares issued at December 31, 2017	$1.1	$1.1
Additional paid-in capital	795.2	774.3
Retained earnings	1,673.3	1,496.1
Accumulated other comprehensive loss	(81.6)	(45.0)
	2,388.0	2,226.5

Less – Treasury stock, at cost, 22.4 and 18.2 shares at September 30, 2018 and December 31, 2017, respectively	(1,020.7)	(731.4)
Total stockholders' equity	1,367.3	1,495.1
Total liabilities and stockholders' equity	$2,846.5	$2,780.9

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended
	September 30,
(In millions)	2018	2017

Cash flows from operating activities
Net income	$210.5	$195.9
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	90.8	76.3
Amortization related to financing	1.2	0.6
Deferred income taxes	27.5	15.1
Equity in earnings from affiliated companies	(4.3)	(2.8)
Stock-based compensation expense	14.0	15.5

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(27.7)	19.7
Increase in inventories	(32.1)	(6.7)
(Increase) decrease in prepaid expenses and other current assets	(5.0)	1.4
Increase (decrease) in accounts payable/accrued liabilities	0.2	(9.8)
Other - net	3.3	3.3
Net cash provided by operating activities (a)	278.4	308.5

Cash flows from investing activities
Capital expenditures (b)	(150.2)	(221.3)
Acquisitions of business and investments in affiliates	(0.7)	(12.0)
Net cash used in investing activities	(150.9)	(233.3)

Cash flows from financing activities
Proceeds from senior notes due 2027	-	398.3
Issuance costs related to senior notes due 2027	-	(3.7)
Proceeds from settlement of treasury locks	-	10.0
Proceeds from Euro term loan	-	37.4
Repayment of Euro term loan	(4.2)	(4.1)
Borrowings from senior unsecured credit facility	662.0	342.0
Repayment of senior unsecured credit facility	(477.0)	(632.0)
Proceeds from (repayments of) other debt, net	0.3	(0.4)
Dividends paid on common stock	(35.5)	(31.3)
Repurchase of stock	(282.8)	(122.0)
Activity under stock plans	0.4	6.8
Net cash (used in) provided by financing activities	(136.8)	1.0
Effect of exchange rate changes on cash and cash equivalents	(3.6)	7.7
Net (decrease) increase in cash and cash equivalents	(12.9)	83.9
Cash and cash equivalents at beginning of period	60.1	35.2
Cash and cash equivalents at end of period	$47.2	$119.1

Supplemental data:
Free Cash Flow (a)+(b)	$128.2	$87.2
Accrual basis additions to property, plant and equipment	$133.5	$218.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2018 and 2017				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$373.1	352.6	5.8	$(1.0)	351.6	6.1
Space & Defense	90.4	82.7	9.3	(0.3)	82.4	9.7
Industrial	77.0	56.2	37.0	(0.5)	55.7	38.2
Consolidated Total	$540.5	$491.5	10.0	$(1.8)	$489.7	10.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	69.0	71.7			71.8
Space & Defense	16.8	16.8			16.8
Industrial	14.2	11.5			11.4
Consolidated Total	100.0	100.0			100.0

Year to Date Ended September 30, 2018 and 2017				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$1,139.6	$1,048.7	8.7	$2.5	$1,051.2	8.4
Space & Defense	272.2	247.3	10.1	3.3	250.6	8.6
Industrial	216.3	165.6	30.6	8.8	174.4	24.0
Consolidated Total	$1,628.1	$1,461.6	11.4	$14.6	$1,476.2	10.3

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.0	71.8			71.2
Space & Defense	16.7	16.9			17.0
Industrial	13.3	11.3			11.8
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2017 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2018 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2018
Net sales to external customers	$432.8	$107.7	$-	$540.5
Intersegment sales	17.2	-	(17.2)	-
Total sales	450.0	107.7	(17.2)	540.5

Operating income (loss)	92.5	15.5	(11.5)	96.5
% Operating margin	20.6%	14.4%		17.9%

Depreciation and amortization	28.9	2.3	-	31.2
Stock-based compensation expense	1.2	0.2	0.6	2.0
Accrual based additions to capital expenditures	41.4	2.1	-	43.5

Third Quarter 2017
Net sales to external customers	$398.9	$92.6	$-	$491.5
Intersegment sales	16.4	-	(16.4)	-
Total sales	415.3	92.6	(16.4)	491.5

Operating income (loss)	90.0	12.1	(13.0)	89.1
% Operating margin	21.7%	13.1%		18.1%

Depreciation and amortization	24.8	1.9	0.1	26.8
Stock-based compensation expense	1.1	0.1	1.0	2.2
Accrual based additions to capital expenditures	47.4	0.5	-	47.9

Year to Date Ended September 30, 2018
Net sales to external customers	$1,323.2	$304.9	$-	$1,628.1
Intersegment sales	56.7	-	(56.7)	-
Total sales	1,379.9	304.9	(56.7)	1,628.1

Operating income (loss)	276.6	41.3	(42.5)	275.4
% Operating margin	20.0%	13.5%		16.9%

Depreciation and amortization	83.9	6.8	0.1	90.8
Stock-based compensation expense	5.7	1.0	7.3	14.0
Accrual based additions to capital expenditures	130.1	3.4	-	133.5

Year to Date Ended September 30, 2017
Net sales to external customers	$1,183.7	$277.9	$-	$1,461.6
Intersegment sales	48.6	-	(48.6)	-
Total sales	1,232.3	277.9	(48.6)	1,461.6

Operating income (loss)	264.0	37.2	(43.8)	257.4
% Operating margin	21.4%	13.4%		17.6%

Depreciation and amortization	70.6	5.6	0.1	76.3
Stock-based compensation expense	5.7	1.0	8.8	15.5
Accrual based additions to capital expenditures	208.5	9.5	-	218.0

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income, EPS and Tax Rate					Table C
	Unaudited
	Quarters Ended September 30,
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %

GAAP	$80.1	0.91	9.1	$69.7	$0.76	16.5
Discrete Tax Benefit (a)(b)	(9.6)	(0.11)	11.2	(4.2)	(0.05)	5.1
Non-GAAP	$70.5	0.80	20.3	$65.5	$0.71	21.6

(a)	The 2018 period included discrete benefits of $9.6 million related to return to provision true-ups resulting from U.S. tax reform and the release of a valuation allowance in a foreign jurisdiction.
(b)	The 2017 period included a benefit of $4.2 million related to the release of reserves for uncertain tax positions.

	Unaudited
	Year To Date Ended
	2018			2017
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %

GAAP	$210.5	$2.35	16.9	$195.9	$2.13	18.6
Discrete Tax Benefits (a)(b)	(10.9)	(0.12)	4.4	(13.3)	(0.15)	5.6
Non-GAAP	$199.6	$2.23	21.3	$182.6	$1.98	24.2

(a)

The 2018 period included benefits of $10.9 million from return to provision true-ups resulting from U.S. tax reform, the release of a valuation allowance in a foreign jurisdiction and release of reserves for uncertain tax positions.

(b)

The 2017 period included a benefit of $9.1 million primarily related to the release of a valuation allowance in a foreign jurisdiction, as well as $4.2 million related to the release of reserves for uncertain tax positions.

NOTE: Management believes that adjusted net income, adjusted diluted net income per share, the adjusted tax rate and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2018	2017	2017

Euro term loan	$9.3	$4.3	$4.2
Total current debt	9.3	4.3	4.2

Euro term loan	52.5	63.3	62.4
Long-term credit facility due 2021	235.0	50.0	75.0
Unsecured bonds due 2025	300.0	300.0	300.0
Unsecured bonds due 2027	400.0	400.0	400.0
Original issue discounts, deferred financing fees and other	(6.8)	(7.7)	(7.8)
Total long-term debt	980.7	805.6	829.6
Total Debt	990.0	809.9	833.8
Less: Cash and cash equivalents	(47.2)	(60.1)	(119.1)
Total debt, net of cash	$942.8	$749.8	$714.7